Exhibit(a)(5)(A)

Investor Contacts:	Suzanne DuLong or Jessica Towns CIENA Corporation (888) 243-6223 email: ir@ciena.com
Press Contacts:	Denny Bilter or Glenn Jasper CIENA Corporation (877) 857-7377 email: pr@ciena.com

FOR IMMEDIATE RELEASE

CIENA ANNOUNCES COMMENCEMENT OF TENDER OFFER FOR
CYRAS NOTES DUE 2005

LINTHICUM, Md. – April 1, 2002 – CIENA® Corporation (NASDAQ: CIEN), a global leader in intelligent optical networking systems and software, today announced that it has commenced a joint tender offer with its wholly-owned subsidiary, Cyras Systems, LLC, for all of the outstanding 4 1/2% Convertible Subordinated Notes of Cyras Systems, LLC due August 15, 2005, CUSIP No. 23281W-AA-9 (the “Notes”). Pursuant to the terms of the indenture under which the Notes were issued, Cyras is obligated to make an offer to purchase for cash all of the outstanding Notes at a purchase price of $1,189.42 per $1,000 principal amount due at maturity. This purchase must take place on April 30, 2002. CIENA is making the offer in conjunction with Cyras as a result of CIENA’s acquisition of Cyras on March 29, 2001. The tender offer is not contingent on any financing.

The Notes are currently convertible into CIENA common stock at a conversion rate of approximately 6.9 shares per $1,000.

Holders that desire to tender their Notes pursuant to the offer must follow the procedures described in the Offer to Purchase dated April 1, 2002, and other related documents. These documents will be mailed to the registered holders of the Notes. The tender offer expires at 5:00 p.m. New York City time on April 29, 2002, unless extended.

State Street Bank and Trust Company of California, N.A. will act as Depositary. Copies of the Offer to Purchase and additional information concerning the terms of the tender offer may be obtained from CIENA’s Investor Relations Department at (888) 243-6223 or ir@ciena.com.

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ABOUT CIENA

CIENA Corporation’s market-leading optical networking systems form the core for the new era of networks and services worldwide. CIENA’s LightWorks™ architecture enables next-generation optical services and changes the fundamental economics of service-provider networks by simplifying the network and reducing the cost to operate it. Additional information about CIENA can be found at http://www.ciena.com.

NOTE TO INVESTORS

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions of CIENA (the Company) that involve risks and uncertainties. Forward-looking statements in this release, including the expected purchase of the Notes, are based on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company’s business, which include the risk factors disclosed in the Company’s Report on Form 10-Q filed with the Securities and Exchange Commission on February 21, 2002. Forward looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. CIENA AND CYRAS PLAN TO FILE A SCHEDULE TO TODAY WITH THE SEC WITH REGARD TO THEIR OFFER TO PURCHASE THE NOTES.

SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT RELATING TO THE FOREGOING TRANSACTION THAT CIENA AND CYRAS EXPECT TO FILE WITH THE SEC BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY CIENA AND CYRAS MAY BE OBTAINED WHEN THEY BECOME AVAILABLE FOR FREE AT THE SEC’S WEB SITE, WWW.SEC.GOV. THE TENDER OFFER STATEMENT AND THE OTHER DOCUMENTS MAY ALSO BE OBTAINED FOR FREE FROM CIENA. REQUESTS MAY BE DIRECTED TO CIENA, 1201 WINTERSON RD., LINTHICUM, MD 21090-2205, ATTENTION: INVESTOR RELATIONS.